Exhibit (a)(1)(A)(i)

Supplement No. 1 to

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificate

 (each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

By

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387, Ventura Capital Privado, S.A. de C.V., Javier Molinar Horcasitas and Enrique Castillo Sanchéz Mejorada

March 13, 2013

This Supplement No. 1 (this “Supplement”) amends and supplements, as set forth below, the U.S. Offer to Purchase, dated February 20, 2013 (which, together with any amendments and supplements thereto, collectively constitute the “U.S. Offer” or “U.S. Offer to Purchase”), relating to the offer by Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust Number 1387, (“Trust”), Ventura Capital Privado, S.A. de C.V. (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique Castillo”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the date thereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares.

The term “Purchaser”, when used in this Supplement means, collectively, the Trust, acting through the Trustee, Ventura Capital, Javier Molinar and Enrique Castillo.

In Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”), Purchaser is offering to purchase all of the outstanding Shares and CPOs of Maxcom.  All holders of ADSs may tender their ADSs only in the U.S. Offer, unless they first convert their ADSs into CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the

Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

This Supplement should be read together with the U.S. Offer to Purchase and the related ADS Letter of Transmittal. All references to and requirements regarding the U.S. Offer to Purchase shall be deemed to refer to the U.S. Offer to Purchase as amended and supplemented by this Supplement. Except as set forth herein, all terms and conditions of the Offer remain unchanged and in full force and effect. If you have already properly tendered your Company Securities in the Offers, you need not take further action according to the U.S. Offer and the ADS Letter of Transmittal.

Unless the Offer is further extended, the expiration of the Offer will occur at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on March 27, 2013.

Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

GEORGESON

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll-Free: (866) 296-6841

Call Collect: (212) 440-9800

1. The contact information of the persons authorized to receive notices and communications on behalf of the filing persons on the cover page of the U.S. Offer to Purchase (the “U.S Offer”)  is amended as follow:

“Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387, Ventura Capital Privado, S.A. de C.V., Javier Molinar Horcasitas and Enrique Castillo Sanchéz Mejorada”

2. The information regarding the expiration date on the cover page of the U.S. Offer is amended as follow:

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME (11:00 P.M., MEXICO CITY TIME) ON MARCH, 27, 2013 (the “EXPIRATION DATE”) UNLESS THE U.S. OFFER IS EXTENDED.

3. The first paragraph on the cover page of the U.S. Offer is replaced in its entirety with the following text:

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust Number 1387 (the “Trust”) Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable, organized and existing under the laws of the United Mexican States (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique” and together with the Trust, Ventura Capital and Javier, the “Purchaser or Purchasers”)  are offering in the United States (the “U.S. Offer” or “U.S. Offer to Purchase”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the day hereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares. For more information regarding the Purchasers and the structuring of the Trust by Ventura Capital, Javier and Enrique,on behalf of each of the Purchasers, as the vehicle for this U.S. Offer, please see “Information about the Purchasers”.

4. The second paragraph on page ii, subsection (iii) is replaced in its entirety with the following text:

(iii) the conditions to consummation of the concurrent offer to exchange Maxcom’s currently outstanding 11% Senior Notes due 2014 (“Old Notes”) for new notes (“New Notes”) to be issued by the Company (the “Exchange Offer”) shall not have been satisfied in accordance with the Recapitalization Agreement dated December 4, 2012 by and among Ventura Capital (acting on behalf of the beneficiaries of Purchaser) and Maxcom (the “Recapitalization Agreement”), as described further herein;

5. The item “Who is offering to buy my Securities?” in the Summary Term Sheet of the U.S. Offer (“Summary Term Sheet”) is replaced in its entirety with the following text:

•                                          Who is offering to buy my Securities?

Trust is organized and existing under the laws of the United Mexican States. Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, acting as Trustee for the Trust is a banking institution organized and existing under the laws of the United Mexican States.  Trust’s address is Torre Esmeralda I. Blvd. Manuel Ávila Camacho No. 40, floor 7, Colonia Lomas de Chapultepec, Mexico City, Mexico 11000 and its telephone number at such office is: 5350-3333 ext. 2228. Trust was formed under the “Contrato de Fideicomiso No 1387” dated December 18, 2012 between the Trustee, Javier Molinar, Enrique Castillo and other beneficiaries of the Trust. The beneficiaries of the Trust are listed on Annex I hereto.

Ventura Capital a sociedad anónima de capital variable, is an investment advisory firm specializing in investments in Mexican companies, with office at Bosque de Tamarindos 400B 25th floor, Bosques de las Lomas, México, D.F. 05120 and its telephone number at such office is: +5255 50030900. Ventura Capital was incorporated on October 29, 1998, by means of public deed before a notary public in Mexico City and is duly registered with the Public Registry of Commerce in Mexico City. The capital stock of Ventura Capital is represented by ordinary shares distributed equally between Javier Molinar and Enrique Castillo. The administration of Ventura Capital is entrusted to its board of directors, solely formed by Javier Molinar and Enrique Castillo. Pursuant to the Mandate Letter dated July 13, 2012,Ventura Capital was appointed to act as agent on behalf of the beneficiaries of the Trust and was authorized to act on Trust’s behalf in connection with the negotiation of the U.S. Offer and the execution of the agreements and documents thereunder.

Javier Molinar is one of the principals of Ventura Capital. His business office is at Bosque de Tamarindos 400B 25th floor, Bosques de las Lomas, México, D.F. 05120 and his telephone number at such office is: +5255 5003 0904.

Enrique Castillo, together with Javier Molinar, negotiated and structured the terms and conditions of the U.S. Offer. His business office is at Bosque de Tamarindos 400B 25th floor, Bosques de las Lomas, México, D.F. 05120 and his telephone number at such office is: +5255 5003 0901.

For more information about the Purchasers, please see “INFORMATION REGARDING THE PURCHASERS.”

6. The item “Does Purchaser have the financial resources to make payment?” in the Summary Term Sheet is replaced in its entirety with the following text:

•                  Does Trust have the financial resources to make payment?

Trust will have sufficient cash or other sources of immediately available funds to finance the entire purchase price for all of the Securities tendered pursuant to the U.S. Offer.  The beneficiaries of Trust will each make contributions to the Trust immediately after the Expiration Date, when the amount of Securities tendered is known. We estimate a total contribution of approximately US$ 60,156,084.71. This valuation was calculated assuming the purchase of all outstanding shares of Series A Common Stock, no par value, including those represented by CPOs and ADSs, at a purchase price of Ps. 0.9666 in cash per share of Series A Common Stock. As of January 31, 2013, there were 790,125,839 shares of Series A Common Stock outstanding, including those represented by CPOs and ADSs. This transaction valuation was calculated using the February 19, 2013 exchange rate published by Banco de Mexico in the Official Gazette of Mexico of Ps. 12.6959 to US$1.00.

7. The item “Do you currently own any amount of Maxcom’s securities?” in the Summary Term Sheet is replaced in its entirety with the following text:

•                  Do you currently own any amount of Maxcom’s securities?

Neither the Trust, Ventura Capital, Javier Molinar, Enrique Castillo nor any of the Trust’s beneficiaries own any amount of Maxcom’s equity securities.

8. The item “What happens if I hold ADSs and I want to participate in the Mexican Offer?” in the Summary Term Sheet is replaced in its entirety with the following text:

•                  What happens if I hold ADSs and I want to participate in the Mexican Offer?

Holders of ADSs cannot tender ADSs directly in the Mexican Offer. If you hold ADSs and you wish to participate in the Mexican Offer, you should contact The Bank of New York Mellon Corporation, the depositary for the ADSs, at 101 Barclay Street, New York, New York 10286, telephone number 212-815-2783, in order to convert your ADSs into Shares, which may be tendered directly in the Mexican Offer. You will have to pay to the depositary of the ADSs a fee of up to $5.00 for each 100 ADSs converted.  For more information, please see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date.”

9. The first sentence of the item “How long do I have to decide whether to tender in the U.S. Offer?” in the Summary Term Sheet is replaced in its entirety with the following text:

The U.S. Offer will expire at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on March 27, 2013, and you may tender your Securities which are subject to the U.S. Offer until such Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new expiration date to tender your Securities.

10. The first sentence of the item “How will I be notified if the U.S. Offer is extended?” in the Summary Term Sheet is replaced in its entirety with the following text:

If we extend the U.S. Offer, Purchaser will announce such extension by giving written notice to the U.S. Receiving Agent and the Information Agent followed by a public announcement to be issued no later than 9:00 a.m. Eastern time on the next business day after the scheduled expiration date of the U.S. Offer.

11. The third bullet point in the item “What are the conditions to the U.S. Offer?” in the Summary Sheet is replaced in its entirety with the following text:

•                  the conditions to consummation of the concurrent Exchange Offer shall not have been satisfied in accordance with the Recapitalization Agreement. For more information regarding the conditions to the consummation of the concurrent Exchange Offer, see Annex III hereto;

12. The following paragraphs are added as the second, third and fourth paragraph of the item “Have any Maxcom shareholders agreed to tender their Securities in the Offers?” in the Summary Term Sheet:

Mr. Gliksberg is the Chairman of the Board of Directors of Maxcom and, together with Marco Viola, the managers of Nexus Partners I, LLC (“Nexus Partners”). Nexus Partners is the direct beneficial owner of approximately 0.3% of the total outstanding shares of Series A Common Stock.  Mr. Gliksberg is the beneficial owner of approximately 0.2% of the total outstanding shares of Series A Common Stock.  Mr. Viola is the direct beneficial owner of approximately 0.2% of the total outstanding shares of Series A Common Stock. The shares of Series A Common Stock directly owned by Nexus Partners may be deemed to be beneficially owned indirectly by Mr.Gliksberg and Mr.Viola, its managers.

Nexus-Maxcom Holdings I, LLC (“Nexus-Maxcom Holdings”) is the direct beneficial owner of approximately 28.7% of the total outstanding Series A Common Stock. The shares of Series A Common Stock beneficially owned by Nexus-Maxcom Holdings may be deemed to be beneficially owned indirectly by: (i) Nexus-Bank America Fund II, L.P. (“NBAF II”) its manager, (ii) Nexus Partners II, L.P. (“NP II”), the general partner of NBAF II, (iii) Nexus Partners, the general partner of NP II, and (iv) Mr.Gliksberg and Mr.Viola, the managers of Nexus Partners.

Additionally, Bank of America Corporation has retained Nexus Partners and Mr. Gliksberg and Mr. Viola to manage all shares of Series A Common Stock beneficially owned by BAS Capital Funding Corporation (“BAS Capital”), which is the direct beneficial owner of approximately 0.3% of the total outstanding Series A Common Stock, BankAmerica Investment Corporation (“BAIC”), which is the direct beneficial owner of less than one-tenth of a percent of the total outstanding Series A Common Stock, BASCFC-Maxcom Holdings I, LLC (“BASCFC”), which is the direct beneficial owner of approximately 10.9% of the total outstanding Series A Common Stock, and Nexus-Maxcom Holdings.  As a result, Nexus Partners and Mr.Gliksberg and Mr.Viola may be deemed to be the indirect beneficial owners of the shares beneficially owned directly by BAS Capital, BAIC, BASCFC and Nexus-Maxcom Holdings.

13. The fourth sentence of the third paragraph in the subsection “Terms of the U.S. Offer; Expiration Date” in “The U.S. Offer” section of the U.S. Offer (the “U.S. Offer Section”) is replaced in its entirety with the following text:

Holders of CPOs will have to pay to the depositary of the ADSs a fee of up to $5.00 for each 100 ADSs converted.

14. The first sentence of the fifth paragraph in the subsection “Terms of the U.S. Offer; Expiration Date” in the U.S. Offer Section is replaced in its entirety with the following text:

Purchaser will accept for payment and pay for all the Securities that are validly tendered prior to the Expiration Date and not withdrawn as provided below under the caption “Withdrawal Rights.” The U.S. Offer will expire at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on March 27, 2013, unless extended by Purchaser.

15. The last paragraph in the subsection “Acceptance for Payment” in the U.S. Offer Section is replaced in its entirety with the following text followed by a paragraph break:

If any tendered Securities are not purchased pursuant to the U.S. Offer for any reason, or if certificates are submitted for more Securities than are tendered, certificates for such unpurchased or untendered Securities will be returned (or, in the case of Securities tendered by book-entry transfer, such Securities will be credited to DTC or Indeval account of the tendering party, as the case may be), without expense to the tendering security holder, as promptly after the expiration or termination of the U.S. Offer.

16. The paragraph in the “Sources of Funds” section of the U.S Offer is replaced in its entirety with the following text:

Trust will have sufficient cash or other sources of immediately available funds to finance the entire purchase price for all of the Securities tendered pursuant to the U.S. Offer. These resources will originate from contributions to be made by the beneficiaries of Trust. immediately after the Expiration Date, when the amount of Securities tendered is known. We estimate a total contribution of approximately US$ 60,156,084.71. This valuation was calculated assuming the purchase of all outstanding shares of Series A Common Stock, no par value, including those represented by CPOs and ADSs, at a purchase price of Ps. 0.9666 in cash per share of Series A Common Stock. As of January 31, 2013, there were 790,125,839 shares of Series A Common Stock outstanding, including those represented by CPOs and ADSs. This transaction valuation was calculated using the February 19, 2013 exchange rate published by Banco de Mexico in the Official Gazette of Mexico of Ps. 12.6959 to US$1.00.

17. The term “Purchaser” found in the fourth and fifth paragraph of the subsection “General” of the section “Information Regarding Maxcom” of the U.S. Offer is replaced with “Purchasers”.

18. The section “Information Regarding the Purchaser” of the U.S. Offer is deleted in its entirety and replaced with the following text:

INFORMATION REGARDING THE PURCHASERS

Trust is a Mexican trust organized and existing under the laws of the United Mexican States.  Trust is represented by Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, located at Torre Esmeralda I. Blvd. Manuel Ávila Camacho No. 40, floor 7, Colonia Lomas de Chapultepec, Mexico City, Mexico 11000 and Trust’s telephone number at such office is: 5350-3333 ext. 2228. Trust was formed under the “Contrato de Fideicomiso No 1387” dated December 18, 2012 between the Trustee, Javier Molinar, Enrique Castillo and other beneficiaries of the Trust. The beneficiaries of the Trust are listed on Annex I hereto.

Pursuant to the “Contrato de Fideicomiso No 1387” dated December 18, 2012  between Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero (“Trustee”) and the beneficiaries of the Trust (also acting as settlors of the trust) (the “Trust Agreement”), the Trust was duly formed and the Trustee was appointed as trustee for the Trust, authorized to exercise all rights and powers vested in it thereunder and to take all actions necessary in connection with the execution and performance of the Offers and to hold, administer and manage the assets of the Trust.

Under the Trust Agreement, Purchaer is managed by a technical committee (the “Committee”) pursuant to the terms of Article 80 of the Mexican Financial Institutions Law (“Ley de Instituciones de Crédito”). Javier Molinar and Enrique Castillo are the only members of the Committee. Javier Molinar is the president of the Committee and in the case of a tie vote, the vote or the determination of the President of the Committee will prevail. The other beneficiaries, while providing financing for the tender offer, will have no participation in the day-to-day management decisions of the Trust.

To perform its duties, the Committee will act in sessions or meetings (the “Sessions”). Minutes of each Session shall be kept, which must be signed by its members. A copy of such minutes shall be furnished to the Maxcom’s Chairman of the Board of Directors and also to the Trustee, which will act accordingly.

The Committee shall meet with at least the majority of its members. The Committee may hold sessions by telephone, to the extent its resolutions are confirmed in writing by the members who attended such Session by telephone. The resolutions of the Committee are valid only when adopted by the affirmative vote of the majority of those members who attended the Session. The resolutions of the Committee are final and shall be made effective by the Trustee. All Committee resolutions shall be executed by the attending members as aforementioned.

Committee members receive no remuneration or compensation for their appointment, nor for the performance of their duties.

The Committee has the power to instruct the Trustee to act in connection with, but not limited to: (i) acquisition, disposition, voting rights and any other beneficial ownership of the Securities, (ii) investment decisions concerning the assets of the Trust, (iii) termination of the Trust in accordance with applicable law, and (iv) any other matters related to the administration of Trust and to the terms and conditions of the Trust Agreement.

The beneficiaries of the Trust may assign, transfer or otherwise dispose of all or substantially all of the rights and obligations originated under the Trust Agreement, but may not terminate or dissolve the Trust. In the event of termination of the Trust, the Securities and the other assets of the Trust will revert to the beneficiaries in proportion to the contributions made by each of the beneficiaries to the Trust and in accordance with applicable law.

The Trustee may resign or be removed by the Committee upon written notice to be issued by the Committee with at least (30) thirty calendar days in advance and the appointment of another financial institution to hold such position. The new trustee shall be vested with all the powers, rights and obligations to be agreed with the settlors and beneficiaries.

Ventura Capital is an investment advisory firm specializing in investments in Mexican companies, with office at Bosque de Tamarindos 400B 25th floor, Bosques de las Lomas, México, D.F. 05120 and its telephone number at such office is: +5255 50030900. Ventura Capital was incorporated on October 29, 1998, by means of public deed before a notary public in Mexico City and is duly registered with the Public Registry of Commerce in Mexico City. The capital stock of Ventura Capital is represented by ordinary shares distributed equally between Javier Molinar and Enrique Castillo. The administration of Ventura Capital is entrusted to its board of directors, solely formed by Javier Molinar and Enrique Castillo.  Pursuant to the Mandate Letter dated July 13, 2012 between Ventura Capital and Ricardo Guillermo Amtmann, Javier Molinar Horcasitas, Enrique Castillo Sanchez Mejorada and Henry Davis Signoret, Ventura Capital was appointed to act as agent on behalf of the beneficiaries of the Trust and was authorized to act on Trust’s behalf in connection with the negotiation of the U.S. Offer and the execution of the agreements and documents thereunder.

Javier Molinar is one of the principals of Ventura Capital. His business office is at Bosque de Tamarindos 400B 25th floor, Bosques de las Lomas, México, D.F. 05120 and his telephone number at such office is: +5255 5003 0904. Javier Molinar, acting on behalf of Ventura Capital, initiated, structured and negotiated the terms and conditions of the U.S. Offer. He is a beneficial owner of the Trust and the president of its Committee.

Enrique Castillo, together with Javier Molinar, negotiated and structured the terms and conditions of the U.S. Offer. His business office is at Bosque de Tamarindos 400B 25th floor, Bosques de las Lomas, México, D.F. 05120 and his telephone number at such office is: +5255 5003 0901. Enrique Castillo is one of the principals of Ventura Capital. He is a beneficial owner of the Trust and also a member of its Committee. None of the Trust, its beneficiaries, Javier Molinar, Enrique Castillo and Ventura Capital own any amount of Securities.

19. The last sentence of the second paragraph in section “Background of the Offers; Past Contacts, Transactions, Negotiations and Agreements” of the U.S. Offer (“Background Section”) is replaced in its entirety with the following text:

On June 29, 2012, Javier Molinar, acting on behalf of Ventura Capital met again with Mr. Gliksberg, to confirm Ventura Capital’s interest in a possible transaction.

20. The first sentence of the fourth paragraph in the Background Section is replaced in its entirety with the following text:

On July 12, 2012, Javier Molinar, acting on behalf of Ventura Capital and Maxcom executed a written Non-Disclosure Agreement (the “Non-Disclosure Agreement”) pursuant to which Ventura Capital agreed to maintain confidentiality with respect to non-public information provided to Ventura Capital in connection with its evaluation of a possible transaction.

21. A new paragraph is added in Background Section immediately below the fifth paragraph.

As a legal entity, only the Trustee has the legal authority to act on behalf of the Trust.  The Trust was formed to facilitate the purchase of the Shares by the principals of Ventura Capital, Javier Molinar and Enrique Castillo, who invited their business associates and those associates’ families to participate in the purchase. These investors have had a relationship and partnership in different companies for more than 20 years. Enrique Castillo and Javier Molinar have represented this group of investors in the past.

22. Paragraphs 7 and 8 (as renumbered by Item 21 above) in the Background Section are replaced in its entirety with the following text:

On October 24, 2012, Javier Molinar, acting on behalf of Ventura Capital preliminarily indicated to Mr. Gliksberg Purchaser’s interest in purchasing all of the issued and outstanding Securities of Maxcom at a price of Ps. 2.90 (two pesos and 90/100) per Ordinary Participation Certificates.

In October 2012, Javier Molinar and Enrique Castillo, acting on behalf of Ventura Capital entered into negotiations with certain controlling security holders of Maxcom regarding the terms and conditions of the Offers.

23. The last paragraph in Background Section is replaced in its entirety with the following text:

On February 20, 2013, Purchaser launched simultaneous tender offers for the Securities in the United States and Mexico. Purchaser will have sufficient cash or other sources of immediately available funds to finance the entire purchase price for all of the Securities tendered pursuant to the U.S. Offer.

24. A new paragraph is added in Background Section immediately below the last paragraph mentioned above.

On March 6, 2013 Ventura Capital committed in writing pursuant to a letter from Ventura Capital to Maxcom to make a capital contribution to Maxcom in the amount of US$45 million upon the closing of the Exchange Offer.

25. A new sentence is added in the end of Enrique Luis Castillo Sánchez Mejorada’s biography in Annex I - Information Concerning the Beneficiaries of Purchases.

Mr. Castillo is one of the principals of Ventura Capital.

26. A new sentence is added in the end of Javier Molinar Horcasitas biography in Annex I - Information Concerning the Beneficiaries of Purchases.

Mr. Molinar is one of the principals of Ventura Capital.

27. Annex III is added to the U.S. Offer as follows:

ANNEX III — CONDITIONS TO CONSUMMATION OF THE CONCURRENT EXCHANGE OFFER

The Exchange Offer is subject to certain conditions, which Maxcom may assert or waive in full or in part in its sole discretion. Maxcom may extend the Exchange Offer from time to time until the conditions are satisfied or waived.  Although Maxcom has no present intention to do so, Maxcom reserves the right to amend, at any time, the terms and conditions of the Exchange Offer and give holders of the Old Notes notice of any amendment or extension to the extent required by applicable law. Notwithstanding any other provisions of the Exchange Offer or any extension of the Exchange Offer, Maxcom will not be required to issue New Notes, and Maxcom may terminate the Exchange Offer or, at its option, modify, extend or otherwise amend the Exchange Offer, if any of the following events occur or exist prior to or on the expiration date of the Exchange Offer:

(1)                                 any action or event shall have occurred or been threatened, or action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Old Notes for New Notes in the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal, including, without limitation, taxing authorities, that either (a) challenges the making of the Exchange Offer or the exchange of Old Notes for New Notes in the Exchange Offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Old Notesfor New Notes in the Exchange Offer; or (b) in Maxcom’s reasonable judgment, could materially adversely affect its business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to Maxcom of the Exchange Offer or the exchange of Old Notesfor New Notes in the Exchange Offer;

(2)                                 there shall have occurred (a) any general suspension of or material limitation on trading in securities on the NYSE, the Nasdaq Stock Market, the Mexican Stock Exchange or any other exchange or over-the-counter market in the United States or Mexico or any establishment of minimum prices on any of such exchanges or such market by such exchange or by any regulatory body having jurisdiction over such exchange or market; (b) any suspension of trading of any securities issued or guaranteed by Maxcom or its subsidiary guarantors guaranteeing the Old Notes on any exchange or the over-the-counter market in the United States or Mexico; (c) a declaration of a general moratorium on commercial banking activities by U.S. federal or New York state authorities or by Mexican authorities; (d) any outbreak or escalation of national or international hostilities or any change in financial markets or any calamity or crisis; (e) any material adverse change or development involving a prospective material adverse change in taxation, exchange controls or other applicable law or regulation in the United States or Mexico directly affecting the New Notes or the imposition of restrictions on repatriation of remittances or interest payments or dividends from Mexico; or (f) a material adverse change in Mexican, U.S. or international monetary, general economic, political or financial conditions; or

(3)                                 the trustee with respect to the indenture for the Old Notes shall have objected in any respect to, or taken any action that could, in Maxcom’s reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Old Notes for New Notes in the Exchange Offer, or the trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by Maxcom in making the Exchange Offer or the exchange of Old Notes for New Notes in the Exchange Offer.

In addition, the Exchange Offer is subject to the satisfaction of Maxcom of the conditions related to the Offers.  Maxcom will also only accept Old Notes for exchange if at least 90% (including any Old Notes which are owned by Maxcom or its affiliates) in aggregate outstanding principal amount of the Old Notes is validly tendered and not validly withdrawn on or prior to the expiration date of the Exchange Offer; provided however that the proposed amendments to the Old Notes indenture will only be effective if at least a majority (not including any Old Notes which are owned by Maxcom or its affiliates) in aggregate amount of the Old Notes is validly tendered and not validly withdrawn on or prior to the expiration date of the Exchange Offer.

28.                               References to “beneficiaries of Purchaser” or “beneficiaries of the Purchaser” in the U.S. Offer are replaced with “beneficiaries of the Trust”.

29.                               The term “Purchaser” is replaced with “Trust” in the following:

•                                          Item “Is the financial condition of Purchaser relevant to my decision to tender in the U.S. Offer?” in the Summary Term Sheet;

•                                          Fourth paragraph in the subsection “Terms of the U.S. Offer; Expiration Date” of the U.S. Offer Section;

•                                          Fourteenth, fifteenth and sixteenth paragraphs, as renumbered by the amendments above, in the Background Section; and

•                                          Annex I and Annex II of the U.S. Offer;

30.                               The second and third references to “Purchaser” in the second paragraph of section “Our Plans for Maxcom” are replaced with “Ventura Capital”.